Exhibit 99.1

FOR IMMEDIATE RELEASE
January 17, 2006

Texas Regional Bancshares, Inc.
Reports Annual Earnings

McAllen, Texas—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS), bank holding company for Texas State Bank, today reported net income for fourth quarter 2005 of $22,826,000, or $0.46 per diluted common share, compared to $20,848,000, or $0.42 per diluted common share, for the comparable 2004 period. Return on assets and return on shareholders’ equity averaged 1.42 percent and 14.17 percent, respectively, compared to 1.46 percent and 14.10 percent, respectively, for the corresponding 2004 period.

For the year ended December 31, 2005, net income totaled $88,368,000, or $1.77 per diluted common share, compared to $76,658,000, or $1.59 per diluted common share, for the corresponding 2004 period. This represents a 15.3 percent improvement in net income and an 11.3 percent improvement in earnings per diluted common share. Return on assets and return on shareholders’ equity averaged 1.42 percent and 14.17 percent, respectively for the year ended December 31, 2005, compared to 1.45 percent and 14.24 percent, respectively, for the corresponding 2004 period.

Texas Regional completed the acquisitions of Southeast Texas Bancshares, Inc. (“Southeast Texas”) on March 12, 2004, Valley Mortgage Company, Inc. (“Valley Mortgage”) on November 23, 2004 and Mercantile Bank & Trust, FSB (“Mercantile”) on January 14, 2005. The results of operations for Southeast Texas, Valley Mortgage and Mercantile have been included in the consolidated financial statements since their respective purchase dates.

Texas Regional increased its number of banking centers during 2005, continuing its efforts to expand its banking center network to offer its brand of banking to more Texans. Including the three locations in Dallas added with the Mercantile acquisition and three new banking centers opened in Dallas, Houston and Weslaco, Texas Regional now has 73 locations statewide. “We are particularly pleased to have four banking centers in Houston and four in the Dallas market,” said Glen E. Roney, Chairman of the Board and Chief Executive Officer of Texas Regional. “Since we have entered Houston in February 2002, our loans and deposits in that market have increased to $754,838,000 and $928,459,000, respectively.” The Company has acquired three additional sites in the Houston area, including one located at Montrose Boulevard and Richmond Avenue which opens today.

Late in the third quarter of 2005, Hurricane Rita struck the East Texas Coast near where the Company operates a number of banking centers. Mandatory evacuation orders were issued prior to the storm and continued for several weeks after the storm made landfall. Within days after landfall, Texas Regional bankers in the East Texas region began doing business, in many cases from remote locations or without essential services. As of the current date, only one small banking center has not re-opened.

Soon after the storm, management began to evaluate the extent of damage and contacted remediation firms and contractors to begin the repair processes which included roof repairs, drying, and the replacement of sheetrock walls, carpet and signs. The Company estimates property damage claims for remediation and repairs may exceed $2,000,000. Insurance recoveries are being received as specific claims are closed by the adjuster and approved by the insurance company. Recoveries and certain repairs are expected to continue throughout the first quarter of 2006. The Company believes substantially all of the physical damage sustained by its banking centers in the affected areas, as well as certain costs incurred in reopening banking centers, are fully insured.

Based upon its initial evaluation, the Company recorded an additional provision to the allowance for loan losses of $2,500,000 for possible losses on loans to borrowers affected by the hurricane. During the fourth quarter of 2005, the Company recorded charge-offs of $898,000 against this allowance. Consistent with the

Company’s loan policies, as information on loan customers is received and evaluated, the Company will continue to analyze the amount of additional provision for loan losses, if any, that may become necessary to properly account for additional losses sustained by the Company as a result of the hurricane and its aftermath.

OPERATING HIGHLIGHTS

Net interest income of $61,371,000 for fourth quarter 2005 increased $5,928,000, or 10.7 percent over fourth quarter 2004. Average total interest-earning assets, the primary factor in net interest income growth, increased 12.2 percent from fourth quarter 2004 to $5,802,945,000 for fourth quarter 2005. The net interest margin, on a tax-equivalent basis, decreased seven basis points to 4.28 percent for fourth quarter 2005 compared to the corresponding 2004 period.

For the year ended December 31, 2005, net interest income totaled $236,510,000, reflecting a $32,408,000 or 15.9 percent increase from the same 2004 period. This growth resulted principally from an increase of 17.2 percent in average total interest-earning assets to $5,650,945,000 for the year ended December 31, 2005 as compared to the same 2004 period. The net interest margin, on a tax-equivalent basis, for the year ended December 31, 2005 was 4.26 percent, a decrease of five basis points when compared to the corresponding 2004 period.

Provision for loan losses of $6,143,000 for fourth quarter 2005 increased $374,000 or 6.5 percent as compared to the provision for loan losses during fourth quarter 2004 primarily due to an increase in loan volume combined with a $3,585,000 increase in net charge-offs. The increase in net charge-offs during fourth quarter 2005 is primarily attributable to $3,059,000 charged off on three loan relationships. The provision for loan losses represented 0.61 percent of average loans held for investment for fourth quarter 2005 compared to 0.63 percent for fourth quarter 2004. Net charge-offs totaled $7,484,000 for fourth quarter 2005, representing 0.75 percent of average loans held for investment compared to 0.43 percent of average loans held for investment for fourth quarter 2004.

For the year ended December 31, 2005, provision for loan losses totaled $26,071,000, reflecting a $5,488,000 or 26.7 percent increase over the comparable prior year period. Provision for loan losses totaled 0.67 percent of average loans held for investment for the year ended December 31, 2005 compared to 0.62 percent for the year ended December 31, 2004.

Noninterest income of $18,602,000 for fourth quarter 2005 decreased $1,520,000 or 7.6 percent as compared to fourth quarter 2004. Service charges on deposits of $8,802,000 decreased $1,647,000 or 15.8 percent for the quarter ended December 31, 2005 compared to the quarter ended December 31, 2004 primarily due to a $1,324,000 reduction in non-sufficient and return item charges. The reduction in non-sufficient and return item charges resulted primarily from a decrease in the number of non-sufficient and return items processed in the East Texas region following Hurricane Rita in September 2005. This corresponds to an increase in the average deposit balances in the East Texas region since September 2005.

Net realized gains on sales of securities available for sale decreased to $2,000 for fourth quarter 2005 compared to $1,010,000 for fourth quarter 2004, which resulted primarily from a rise in interest rates. Other noninterest income increased by $1,156,000 to $2,378,000 for fourth quarter 2005 compared to fourth quarter 2004, primarily due to a $648,000 increase in gains on sales of loans held for sale and gains on sales of mortgage servicing rights and a $231,000 increase in fees earned from penalties imposed on customers due to the early withdrawal of time deposits.

For the year ended December 31, 2005, noninterest income totaled $84,214,000 reflecting an increase of $11,158,000 or 15.3 percent over the corresponding 2004 period. Service charges on deposits decreased $876,000 or 2.3 percent to $37,665,000 for the year ended December 31, 2005 compared to the same period in 2004 primarily due to a $1,368,000 reduction in non-sufficient and return item charges resulting from a decrease in the number of non-sufficient and return items processed during fourth quarter 2005 in the East Texas region. This decrease was partially offset by an increase of $696,000 in automated teller machine income. Other service charges increased $2,341,000 to $11,071,000 for the year ended December 31, 2005 compared to the same 2004 period, primarily due to a $1,420,000 increase in merchant credit and debit card income combined with a $428,000 increase in mortgage banking fees generated from Valley Mortgage. Trust service fees of $7,504,000 for the year ended December 31, 2005 increased 31.9 percent over the same period in 2004 primarily due to an increase in the average fair value of trust accounts, which increased by 42.1 percent during the year ended December 31, 2005 compared to the comparable period of the prior year. The increase in the average fair value of trust accounts was primarily due to the addition of $623,267,000 in trust assets with the Southeast Texas acquisition in March 2004 and additional trust business developed during the last twelve months. The fair value of assets managed by the trust department totaled $1,864,145,000 at December 31, 2005. Net realized gains on sales of securities available for sale of $798,000 for the year ended December 31, 2005 decreased $5,057,000 from the comparable prior year period primarily as a result of rising interest rates.

Data processing service fees increased 7.3 percent during the year ended December 31, 2005 to $9,153,000 compared to the corresponding 2004 period. The increase was primarily related to an increase in account volumes from existing data processing clients. In addition, during first quarter 2005, the Company collected a $332,000 termination fee. The number of data processing clients totaled 25 at December 31, 2005 compared to 27 at December 31, 2004. Loan servicing loss, net, which includes amortization of the MSR asset, decreased $916,000 to $410,000 for the year ended December 31, 2005 compared to the net servicing loss for the comparable 2004 period. The decrease is due to a $325,000 increase in loan servicing income, as well as a $591,000 decrease in MSR amortization for the year ended December 31, 2005 compared to the corresponding 2004 period. Other noninterest income increased by $11,398,000 to $14,630,000 for the year ended December 31, 2005 compared to the same 2004 period. A substantial part of the increase is due to an aggregate $6,160,000 in special distributions received during the first two quarters of 2005 as a result of the merger of PULSE EFT Association with Discover Financial Services. In addition, the gains on sales of loans held for sale and gains on sales of mortgage servicing rights increased $4,604,000 during the year ended December 31, 2005 compared to the corresponding 2004 period.

Noninterest expense of $39,764,000 for fourth quarter 2005 increased $1,232,000 or 3.2 percent over fourth quarter 2004. This increase corresponds generally with growth in business volumes during the twelve months ended December 31, 2005, including business volumes attributable to the acquisition of Mercantile and its three banking centers in January 2005 and increases from a new Weslaco banking center opened in February 2005, a new Dallas banking center opened in October 2005 and a new Houston banking center opened in November 2005. As of December 31, 2005, Texas State Bank had 73 banking centers. The efficiency ratio was 49.72 percent for fourth quarter 2005, compared to 50.99 percent for fourth quarter 2004. Salaries and employee benefits increased 3.4 percent during fourth quarter 2005 to $21,224,000 compared to fourth quarter 2004. The number of full-time equivalent employees of 1,954 at December 31, 2005 represented a decrease of 2.2 percent as compared to the number of full-time equivalent employees at December 31, 2004.

For the year ended December 31, 2005, noninterest expense totaled $160,730,000 reflecting an increase of $18,762,000 or 13.2 percent over the corresponding 2004 period primarily due to the growth in banking operations. Noninterest expense related to the banking operations acquired from Southeast Texas are included for a full twelve month period in 2005, as compared to only 9½ months during 2004.  Noninterest expense for 2005 also reflects an entire year of expenses associated with the Valley Mortgage business acquired in November 2004 and expenses attributable to the Dallas banking operations acquired with the acquisition of Mercantile since January 2005. Noninterest expense as a percent of average total assets for the year ended December 31, 2005 was 2.59 percent, representing a decrease of nine basis points when compared to the same 2004 period. Salaries and employee benefits increased $11,333,000 to $85,437,000 for the year ended December 31, 2005 compared to the year ended December 31, 2004. In addition to growth through acquisitions, the increase in salaries and employee benefits was also affected by salaries and employee benefits associated with the three additional banking locations opened during 2005. The percent of salaries and employee benefits to average total assets was 1.38 percent for the year ending December 31, 2005 compared to 1.40 percent for the same 2004 period. The efficiency ratio totaled 50.11 percent for the year ended December 31, 2005 compared to 51.22 percent for the corresponding 2004 period.

FINANCIAL CONDITION

Assets totaled $6,588,319,000 at December 31, 2005, reflecting an increase of $748,972,000, primarily in loans held for investment and securities, or 12.8 percent, as compared to assets at December 31, 2004. Loans held for investment of $4,109,615,000 at December 31, 2005 increased $359,096,000 or 9.6 percent from

December 31, 2004. Securities of $1,840,780,000 at December 31, 2005 increased $310,067,000 or 20.3 percent from December 31, 2004. Deposits increased to $5,393,331,000 at December 31, 2005, up $632,491,000 or 13.3 percent from December 31, 2004. Public fund deposits of $864,737,000 at December 31, 2005 decreased $199,798,000 or 18.8 percent compared to $1,064,535,000 at December 31, 2004. Excluding the reduction in public fund deposits, net deposits increased $832,289,000 or 22.5 percent. During 2005, demand deposits increased to 20.5 percent of total deposits. Internal growth rates for loans and deposits were 6.4 percent and 9.6 percent, respectively, for the twelve months ended December 31, 2005. Other assets, net at December 31, 2005 included total goodwill and identifiable intangibles of $218,364,000.

Shareholders’ equity at December 31, 2005 increased $48,434,000 from December 31, 2004 to $642,492,000, reflecting an 8.2 percent increase. The increase resulted primarily from comprehensive income for the twelve months ended December 31, 2005 of $68,017,000 less dividends of $22,843,000 during the period. Comprehensive income for the year included net income of $88,368,000 offset by a net unrealized loss on securities available for sale, net of tax and reclassification adjustment, of $20,351,000. The total risk-based, tier 1 risk-based and leverage capital ratios of 11.98 percent, 10.91 percent and 8.26 percent at period end, respectively, substantially exceeded regulatory requirements for a well-capitalized bank holding company.

ASSET QUALITY

At December 31, 2005, total loans held for investment of $4,109,615,000 included $52,022,000 or 1.27 percent classified as nonperforming compared to 0.53 percent at December 31, 2004. This balance of nonperforming loans reflected an increase of $32,272,000 when compared to the balance of nonperforming loans of $19,750,000 at December 31, 2004. The increase resulted primarily from the addition of three loan relationships totaling $31,754,000. The allowance for loan losses of $50,027,000 represented 1.22 percent of loans held for investment and 96.17 percent of nonperforming loans at December 31, 2005. The allowance for loan losses of $45,024,000 at December 31, 2004 represented 1.20 percent of loans held for investment and 227.97 percent of nonperforming loans. Net charge-offs for fourth quarter 2005 were 0.75 percent of average loans held for investment compared to 0.43 percent for fourth quarter 2004. Total nonperforming assets at December 31, 2005 of $60,050,000 represented 1.46 percent of total loans held for investment and foreclosed and other assets compared to 0.72 percent at December 31, 2004. Accruing loans 90 days or more past due of $11,781,000 at December 31, 2005 totaled 0.29 percent of total loans held for investment and foreclosed and other assets compared to 0.52 percent at December 31, 2004. This balance of accruing loans 90 days or more past due reflected a decrease of $7,903,000 when compared to the balance of accruing loans 90 days or more past due of $19,684,000 at December 31, 2004. This decrease is primarily a result of a $7,211,000 loan relationship, a portion of which was paid off and the remainder of which is current and another relationship totaling $3,235,000 that was transferred to foreclosed and other assets.

The Company has been in contact with a number of loan customers who were affected by Hurricane Rita. Based on customer by customer evaluations the Company has granted extensions, usually for no more than three months, on loan payments. As of December 31, 2005, the Company has deferred payments of $7,704,000 on loans with principal amounts outstanding of $148,952,000.

OTHER INFORMATION

Texas Regional will host a conference call with analysts and investment professionals on Tuesday, January 17, 2006 at 10:00 a.m. CDT. Interested parties may listen to the live call by dialing (800) 289-0436 or can access the live webcast on the Internet at www.trbsinc.com.  The broadcast can be accessed by clicking the webcast link from the home page. A telephone replay will be available through the end of the day on Friday, January 20th.  To access the replay, dial (888) 203-1112 and, when prompted, enter identification number 1347984.  The webcast of the conference call will be archived on the Company’s website at www.trbsinc.com for at least 90 days.

Texas Regional paid a quarterly cash dividend of $0.12 per share on January 13, 2006 to common shareholders of record on December 30, 2005. This dividend represents a $0.02 per share, or 20.0 percent increase over the dividend paid for the same period in 2004.

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained at no charge by calling John A. Martin, Chief Financial Officer, at (956) 631-5400.

FORWARD-LOOKING INFORMATION

This document, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at www.trbsinc.com and the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.

Texas Regional Bancshares, Inc. and Subsidiaries

Financial Highlights (Unaudited)

	At / For Three Months Ended
(Dollars in Thousands,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
Except Per Share Data)	2005	2005	2005	2005	2004
Condensed Income Statements
Loans Held for Investment	$79,214	$74,803	$70,035	$66,131	$62,186
Securities	17,166	16,429	15,462	14,142	13,288
Other Interest-Earning Assets	583	502	425	435	309
Total Interest Income	96,963	91,734	85,922	80,708	75,783
Deposits	30,976	27,731	24,280	20,238	17,538
Other Borrowed Money	4,616	4,357	3,561	3,058	2,802
Total Interest Expense	35,592	32,088	27,841	23,296	20,340
Net Interest Income	61,371	59,646	58,081	57,412	55,443
Provision for Loan Losses	6,143	8,720	5,801	5,407	5,769
Service Charges – Deposits	8,802	10,082	9,641	9,140	10,449
Other Service Charges	2,715	2,701	2,704	2,951	2,326
Insurance Commission, Fees and Premiums	829	997	979	998	1,259
Trust Fees	1,868	1,892	1,904	1,840	1,843
Net Realized Gains (Losses) on Sales of Securities Available for Sale	2	475	323	(2)	1,010
Data Processing Service Fees	2,222	2,159	2,148	2,624	2,201
Loan Servicing Income (Loss), Net	(214)	(352)	3	153	(188)
Other Noninterest Income	2,378	1,894	3,133	7,225	1,222
Total Noninterest Income	18,602	19,848	20,835	24,929	20,122
Salaries and Employee Benefits	21,224	21,886	19,610	22,717	20,527
Net Occupancy Expense	3,172	3,749	3,742	3,414	2,982
Equipment Expense	3,439	3,515	3,610	3,323	3,668
Other Real Estate (Income) Expense, Net	169	305	418	229	(199)
Amortization – Identifiable Intangibles	1,597	1,514	1,652	1,841	1,791
Other Noninterest Expense, Net	10,163	9,903	10,040	9,498	9,763
Total Noninterest Expense	39,764	40,872	39,072	41,022	38,532
Income Before Income Tax Expense	34,066	29,902	34,043	35,912	31,264
Income Tax Expense	11,240	10,073	12,129	12,113	10,416
Net Income	$22,826	$19,829	$21,914	$23,799	$20,848
Per Common Share Data
Net Income—Basic	$0.46	$0.40	$0.44	$0.48	$0.42
Net Income—Diluted	0.46	0.40	0.44	0.48	0.42
Market Value at Period End	28.30	28.79	30.48	30.11	32.68
Book Value at Period End	12.92	12.71	12.53	12.12	11.99
Cash Dividends Declared	0.120	0.120	0.120	0.100	0.100
Share Data (in Thousands)
Basic	49,698	49,646	49,606	49,570	49,185
Diluted	49,914	49,919	49,855	49,855	49,566
Shares Outstanding at Period End	49,712	49,687	49,624	49,592	49,553
Selected Financial Data
Return on Average Assets	1.42%	1.26%	1.43%	1.60%	1.46%
Return on Average Equity	14.17	12.46	14.26	15.90	14.10
Leverage Capital Ratio	8.26	8.11	7.98	7.83	8.32
Expense Efficiency Ratio (1)	49.72	51.42	49.51	49.82	50.99
TE Net Interest Income (2)	$62,554	$60,762	$59,002	$58,411	$56,533
TE Adjustment (1)	1,183	1,116	921	999	1,090
Net Interest Income, as Reported	$61,371	$59,646	$58,081	$57,412	$55,443
TE Net Interest Margin (2)	4.28%	4.22%	4.23%	4.32%	4.35%
Goodwill	$192,740	$192,729	$194,849	$194,963	$174,503
Identifiable Intangibles, Net	25,624	27,224	28,553	30,022	29,607

	At / For Three Months Ended
(Dollars in Thousands,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
Except Per Share Data)	2005	2005	2005	2005	2004
Selected Financial Data - Continued
Trust Assets Held, at Fair Value	$1,864,145	$1,806,229	$1,681,922	$1,475,545	$1,466,841
Full-Time Equivalent Employees	1,954	1,976	2,057	2,061	1,997
Condensed Balance Sheets
Loans Held for Investment	$4,109,615	$3,965,628	$3,903,850	$3,843,779	$3,750,519
Securities	1,840,780	1,757,143	1,741,827	1,652,438	1,530,713
Other Interest-Earning Assets	34,875	23,612	24,306	47,834	29,769
Total Interest-Earning Assets	5,985,270	5,746,383	5,669,983	5,544,051	5,311,001
Cash and Due from Banks	179,829	138,986	141,182	133,450	145,528
Premises and Equipment, Net	149,698	147,084	143,136	140,145	134,239
Other Assets, Net	323,549	322,387	319,886	319,140	293,603
Allowance for Loan Losses	(50,027)	(51,368)	(48,022)	(47,313)	(45,024)
Total Assets	$6,588,319	$6,303,472	$6,226,165	$6,089,473	$5,839,347
Savings and Time Deposits	$4,288,830	$4,222,194	$4,237,210	$4,081,869	$3,894,067
Other Borrowed Money	523,375	499,177	405,888	441,329	461,751
Total Interest-Bearing Liabilities	4,812,205	4,721,371	4,643,098	4,523,198	4,355,818
Demand Deposits	1,104,501	907,280	916,727	920,271	866,773
Other Liabilities	29,121	43,300	44,716	45,108	22,698
Total Liabilities	5,945,827	5,671,951	5,604,541	5,488,577	5,245,289
Shareholders’ Equity	642,492	631,521	621,624	600,896	594,058
Total Liabilities and Equity	$6,588,319	$6,303,472	$6,226,165	$6,089,473	$5,839,347
Condensed Average Balance Sheets
Loans Held for Investment	$3,968,329	$3,930,179	$3,876,051	$3,858,477	$3,631,640
Securities	1,794,995	1,751,516	1,685,893	1,581,314	1,517,518
Other Interest-Earning Assets	39,621	36,915	32,545	43,693	23,820
Total Interest-Earning Assets	5,802,945	5,718,610	5,594,489	5,483,484	5,172,978
Cash and Due from Banks	154,007	126,634	130,212	143,284	136,899
Premises and Equipment, Net	147,508	143,910	141,391	138,366	132,538
Other Assets, Net	323,268	321,672	321,237	314,765	294,784
Allowance for Loan Losses	(51,331)	(48,998)	(48,500)	(48,548)	(44,804)
Total Assets	$6,376,397	$6,261,828	$6,138,829	$6,031,351	$5,692,395
Savings and Time Deposits	$4,248,318	$4,238,064	$4,184,552	$4,103,985	$3,804,139
Other Borrowed Money	426,747	445,778	404,928	396,068	399,386
Total Interest-Bearing Liabilities	4,675,065	4,683,842	4,589,480	4,500,053	4,203,525
Demand Deposits	1,024,204	915,798	902,549	896,633	871,569
Other Liabilities	38,122	30,734	30,556	27,655	29,216
Total Liabilities	5,737,391	5,630,374	5,522,585	5,424,341	5,104,310
Shareholders’ Equity	639,006	631,454	616,244	607,010	588,085
Total Liabilities and Equity	$6,376,397	$6,261,828	$6,138,829	$6,031,351	$5,692,395
Nonperforming Assets & Past Due Loans
Nonaccrual Loans	$50,218	$38,752	$45,680	$41,518	$19,750
Restructured Loans	1,804	1,804	1,804	—	—
Foreclosed and Other Assets	8,028	9,194	9,323	8,002	7,398
Total Nonperforming Assets	60,050	49,750	56,807	49,520	27,148
Accruing Loans 90 Days or More Past Due	11,781	13,524	22,613	27,764	19,684
Net Charge-Offs	7,484	5,374	5,092	4,642	3,899
Net Charge-Offs to Average Loans	0.75%	0.54%	0.53%	0.49%	0.43%

	At / For Year Ended
(Dollars in Thousands,	Dec 31,	Dec 31,
Except Per Share Data)	2005	2004
Condensed Income Statements
Loans Held for Investment	$290,183	$219,446
Securities	63,199	51,390
Other Interest-Earning Assets	1,945	1,073
Total Interest Income	355,327	271,909
Deposits	103,225	59,799
Other Borrowed Money	15,592	8,008
Total Interest Expense	118,817	67,807
Net Interest Income	236,510	204,102
Provision for Loan Losses	26,071	20,583
Service Charges – Deposits	37,665	38,541
Other Service Charges	11,071	8,730
Insurance Commission, Fees and Premiums	3,803	3,805
Trust Fees	7,504	5,688
Net Realized Gains on Sales of Securities Available for Sale	798	5,855
Data Processing Service Fees	9,153	8,531
Loan Servicing Loss, Net	(410)	(1,326)
Other Noninterest Income	14,630	3,232
Total Noninterest Income	84,214	73,056
Salaries and Employee Benefits	85,437	74,104
Net Occupancy Expense	14,077	11,591
Equipment Expense	13,887	12,852
Other Real Estate Expense, Net	1,121	437
Amortization – Identifiable Intangibles	6,604	6,178
Other Noninterest Expense, Net	39,604	36,806
Total Noninterest Expense	160,730	141,968
Income Before Income Tax Expense	133,923	114,607
Income Tax Expense	45,555	37,949
Net Income	$88,368	$76,658
Per Common Share Data
Net Income—Basic	$1.78	$1.60
Net Income—Diluted	1.77	1.59
Market Value at Period End	28.30	32.68
Book Value at Period End	12.92	11.99
Cash Dividends Declared	0.460	0.367
Share Data (in Thousands)
Basic	49,631	48,043
Diluted	49,885	48,355
Shares Outstanding at Period End	49,712	49,553
Selected Financial Data
Return on Average Assets	1.42%	1.45%
Return on Average Equity	14.17	14.24
Leverage Capital Ratio	8.26	8.32
Expense Efficiency Ratio (1)	50.11	51.22
TE Net Interest Income (2)	$240,729	$207,966
TE Adjustment (2)	4,219	3,864
Net Interest Income, as Reported	$236,510	$204,102
TE Net Interest Margin (2)	4.26%	4.31%
Goodwill	$192,740	$174,503
Identifiable Intangibles, Net	25,624	29,607
Trust Assets Held, at Fair Value	1,864,145	1,466,841
Full-Time Equivalent Employees	1,954	1,997

	At / For Year Ended
(Dollars in Thousands,	Dec 31,	Dec 31,
Except Per Share Data)	2005	2004
Condensed Balance Sheets
Loans Held for Investment	$4,109,615	$3,750,519
Securities	1,840,780	1,530,713
Other Interest-Earning Assets	34,875	29,769
Total Interest-Earning Assets	5,985,270	5,311,001
Cash and Due from Banks	179,829	145,528
Premises and Equipment, Net	149,698	134,239
Other Assets, Net	323,549	293,603
Allowance for Loan Losses	(50,027)	(45,024)
Total Assets	$6,588,319	$5,839,347
Savings and Time Deposits	$4,288,830	$3,894,067
Other Borrowed Money	523,375	461,751
Total Interest-Bearing Liabilities	4,812,205	4,355,818
Demand Deposits	1,104,501	866,773
Other Liabilities	29,121	22,698
Total Liabilities	5,945,827	5,245,289
Shareholders’ Equity	642,492	594,058
Total Liabilities and Equity	$6,588,319	$5,839,347
Condensed Average Balance Sheets
Loans Held for Investment	$3,908,620	$3,304,499
Securities	1,704,147	1,490,140
Other Interest-Earning Assets	38,178	28,570
Total Interest-Earning Assets	5,650,945	4,823,209
Cash and Due from Banks	138,531	127,263
Premises and Equipment, Net	142,822	125,064
Other Assets, Net	320,263	259,778
Allowance for Loan Losses	(49,351)	(41,717)
Total Assets	$6,203,210	$5,293,597
Savings and Time Deposits	$4,194,222	$3,622,656
Other Borrowed Money	418,540	310,764
Total Interest-Bearing Liabilities	4,612,762	3,933,420
Demand Deposits	935,093	793,121
Other Liabilities	31,793	28,854
Total Liabilities	5,579,648	4,755,395
Shareholders’ Equity	623,562	538,202
Total Liabilities and Equity	$6,203,210	$5,293,597
Nonperforming Assets & Past Due Loans
Nonaccrual Loans	$50,218	$19,750
Restructured Loans	1,804	—
Foreclosed and Other Assets	8,028	7,398
Total Nonperforming Assets	60,050	27,148
Accruing Loans 90 Days or More Past Due	11,781	19,684
Net Charge-Offs	22,592	15,588
Net Charge-Offs to Average Loans	0.58%	0.47%

Certain amounts in the prior periods’ presentation have been reclassified to conform to the current presentation. These reclassifications have no effect on previously reported net income.

(1) Ratio of Noninterest Expense divided by the sum of Net Interest Income and Noninterest Income.

(2) Tax-equivalent adjustment computed based on a 35% tax rate.